EXHIBIT 3.3

ARTICLES OF AMENDMENT

OF

NORTHSTAR NEUROSCIENCE, INC.

Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned corporation hereby submits the following amendment to the corporation’s Amended and Restated Articles of Incorporation, as amended:

1. The name of the corporation is Northstar Neuroscience, Inc.

2. Upon the filing of these Articles of Amendment, each three (3) authorized and outstanding shares of the corporation’s common stock shall be converted into two (2) shares of the corporation’s common stock. All shares of the corporation’s common stock held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the estimated fair value of one share of the corporation’s common stock (after giving effect to the foregoing reverse stock split) as determined in good faith by the Board of Directors of the corporation.

3. In connection with the foregoing reverse stock split, Section 4.1 of Article 4 of the Amended and Restated Articles of Incorporation, as amended, is amended and restated in its entirety to read as follows:

“4.1 Authorized Capital. The corporation shall have authority to issue Forty-five Million Nine Hundred Ninety-one Thousand Seven Hundred Forty-two (45,991,742) shares of stock in the aggregate. Such shares shall be divided into two classes as follows:

(a) Twenty-three Million Three Hundred Thirty-three Thousand Three Hundred Thirty-three (23,333,333) shares of Common Stock.

(b) Twenty-two Million Six Hundred Fifty-eight Thousand Four Hundred Nine (22,658,409) shares of Preferred Stock.”

4. The date of adoption of such amendment was April 13, 2006.

5. These Articles of Amendment were duly approved and adopted by the Board of Directors and by the shareholders of the corporation in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 of the Washington Business Corporation Act.

6. The amendment will be effective at 5:00 p.m. on April 13, 2006.

Dated as of April 13, 2006.

NORTHSTAR NEUROSCIENCE, INC.

/s/ Alan J. Levy
Alan J. Levy, President